Exhibit 10-P-15

World Headquarters, Room 538
One American Road
Dearborn, MI 48126-2798

March 6, 2008

Dear ________________ ,

In recognition of Company, CBG, and individual performance in 2007, and in anticipation of your continued leadership and ongoing efforts in 2008, the Compensation Committee of the Board of Directors has approved the following incentive compensation for you:

Your 2007 Performance-based Restricted Stock Unit grant was a maximum opportunity having a one-year performance period ending December 31, 2007.   The performance metrics for the 2007 grant were:
•	Global profit before tax
•	CBG profit before tax
•	Total automotive operating cash flow
•	CBG cost performance
•	CBG quality
•	CBG market share

Based on performance against these metrics, the Compensation Committee has approved the following:

PB-RSU Opportunity:	[ ]
PB-RSU Payout:	[ ]
RSU Final Award:	[ ] of the original grant

The final RSU award will be restricted for two years.  As soon as practicable after the restriction lapses, you will be issued shares of Ford Motor Company Common Stock, less shares withheld to cover any tax liability on the value of the grant.

All stock-based awards are subject to the terms of the 1998 Long-Term Incentive Plan.  Additional information regarding all of your stock-based awards is available on HR ONLINE.  If you have further questions regarding your awards, please contact __________ at __________.

Thank you for all your efforts and continued leadership.